AMENDMENTS TO THE IRET
FIFTH RESTATED TRUSTEES’ REGULATIONS (BYLAWS)

On September 20, 2018, the IRET Board of Trustees approved certain amendments to the Bylaws, including the following:

•	Article II, Section 3 was amended to eliminate the designation of a Vice Chairman of the Board;

•	Article III, Section 2, which formerly required that the annual meeting of shareholders be held within six months of the fiscal year-end, was deleted; and

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Article VII, Section 1 was revised to change the fiscal year-end from April 30 to December 31. As a result, this section will provide as follows (effective for the fiscal year beginning on January 1, 2019):

“Fiscal Year. The fiscal year of the Trust shall begin on January 1 of each year and shall end on December 31 of each year.”
The Board also approved certain other clarifying changes to the Bylaws, including those consistent with the amendments described above.
As required by SEC regulations, a complete copy of the Bylaws (as amended) will be filed in connection with IRET’s next Quarterly Report on Form 10-Q.